Exhibit 99.1

News Release	Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 Main 414 298-2921 Fax mibank.com

For Release:	Immediately
Contact:	Greg Smith, senior vice president, chief financial officer 414 765-7727

MARSHALL & ILSLEY CORPORATION ANNOUNCES RESULTS OF 2010
ANNUAL MEETING OF SHAREHOLDERS

Milwaukee, Wis. – April 27, 2010– Marshall & Ilsley Corporation (NYSE: MI) (M&I) today announced the results of actions taken at its 2010 Annual Shareholders’ Meeting.

The following directors were re-elected:

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Dennis J. Kuester, chairman of the board, Marshall & Ilsley Corporation

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Mark F. Furlong, president and chief executive officer, Marshall & Ilsley Corporation, and chairman of the board, president and chief executive officer, M&I Marshall & Ilsley Bank

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Jon F. Chait, chairman of the board and chief executive officer, Hudson Highland Group, Inc.

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John W. Daniels, Jr., chairman and partner, Quarles & Brady, LLP

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Ted D. Kellner, chairman and chief executive officer, Fiduciary Management, Inc.

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David J. Lubar, president, Lubar & Co. Incorporated

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Katharine C. Lyall, retired, president, the University of Wisconsin System

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John A. Mellowes, chairman and chief executive officer, Charter Manufacturing Company, Inc.

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San W. Orr, Jr., chairman of the board, Wausau Paper Corp.

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Robert J. O’Toole, retired, chairman of the board and chief executive officer, A.O. Smith Corporation

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Peter M. Platten, III, retired, vice chairman of the board, Marshall & Ilsley Corporation

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John S. Shiely, chairman of the board, Briggs & Stratton Corporation

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George E. Wardeberg, retired, vice chairman of the board, Wisconsin Energy Corporation

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James B. Wigdale, chairman emeritus, Marshall & Ilsley Corporation

Andrew N. Baur, chairman of the board, Southwest Bank, an M&I Bank, did not stand for re-election as his term expired at the Annual Meeting. The Company is grateful to Mr. Baur for his service to the Board and to the Company.

Shareholders also approved the Marshall & Ilsley Corporation 2010 Equity Incentive Plan; the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for 2010; and the advisory proposal on the compensation of the Company’s executives.

In addition, the Marshall & Ilsley Corporation board of directors has declared a regular quarterly cash dividend of $0.01 per share on its common stock. The dividend is payable on June 11, 2010, to common stock shareholders of record at the close of business on June 1, 2010.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $56.6 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 192 offices throughout the state. In addition, M&I has 53 locations throughout Arizona; 33 offices in Indianapolis and nearby communities; 36 offices along Florida’s west coast and in central Florida; 15 offices in Kansas City and nearby communities; 26 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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